Gray	Exhibit 99.1
Television, Inc.

NEWS RELEASE

Gray Reports Operating Results

For the Three-Month Period and Year Ended December 31, 2011

Atlanta, Georgia – February 24, 2012. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the three-month period (the “fourth quarter of 2011”) and year ended December 31, 2011 as compared to the three-month period (the “fourth quarter of 2010”) and year ended December 31, 2010.

Highlights:

For the fourth quarter of 2011, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended December 31,
	2011	2010	%Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$84,670	$114,595	(26)%

Operating expenses (before depreciation, amortization and gain on disposals of assets):
Broadcast	$49,409	$52,898	(7)%

Corporate and administrative	$3,644	$3,417	7%

We are pleased with our operating results for the fourth quarter of 2011. For the fourth quarter of 2011, our operating results were consistent with or exceeded our estimates, which were publicly disclosed on November 4, 2011. Our actual total revenue exceeded our estimates, our actual broadcast expense was within our estimated range and our actual corporate expense was below our estimated range.

Our total revenue decreased in the fourth quarter of 2011 when compared to the fourth quarter of 2010 primarily due to a decrease in political advertising revenue of $28.6 million. 2011 is an “off year” in the two-year political election cycle and, as a result, we earned significantly less political revenue in 2011. However, the $13.5 million of political advertising revenue we earned in the year ended December 31, 2011 set a new “off year” record. The previous record of $10.0 million dates to the year ended December 31, 2009.

Comments on Results of Operations for the Three-Month Period Ended December 31, 2011:

Revenue.

Total revenue decreased $29.9 million, or 26%, to $84.7 million for the fourth quarter of 2011 compared to the fourth quarter of 2010 due primarily to decreased political advertising revenue and consulting revenue, partially offset by increased local, national and internet advertising revenue and retransmission consent revenue. Political advertising revenue decreased due to decreased advertising from political candidates and special interest groups in the “off year” of the two-year election cycle. Local, national and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. Retransmission consent revenue increased due to an increase in the number of subscribers and improved terms of our retransmission contracts in the fourth quarter of 2011 compared to the

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fourth quarter of 2010. We continued to earn base consulting revenue from our agreement with Young Broadcasting, Inc. (“Young”); however, we did not record any incentive consulting revenue during the fourth quarter of 2011.

The principal types of our revenue, and period over period changes therein, were as follows:

Local advertising revenue increased $1.3 million, or 3%, to $50.8 million.

National advertising revenue increased $0.5 million, or 3%, to $16.1 million.

Internet advertising revenue increased $1.9 million, or 49%, to $5.8 million.

Political advertising revenue decreased $28.6 million, or 86%, to $4.6 million.

Retransmission consent revenue increased $0.2 million, or 3%, to $5.0 million.

Production and other revenue increased $0.1 million, or 8%, to $1.8 million.

Consulting revenue decreased $5.3 million, or 91%, to $0.6 million from our agreement with Young.

Our five largest local and national advertising categories on a combined local and national basis by customer type for the fourth quarter of 2011 demonstrated the following changes during the period compared to the fourth quarter of 2010: automotive increased 17%; restaurant decreased less than 1%; medical increased 18%; communications decreased 2%; and furniture and appliances increased 6%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $3.5 million, or 7%, to $49.4 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 due primarily to decreases in compensation expense of $1.1 million and non-compensation expense of $2.4 million. Compensation expense decreased primarily due to decreased payroll expense of $1.1 million, partially offset by an increase in employee healthcare expenses of less than $0.1 million. The decrease in payroll expense was due primarily to reduced incentive compensation expense. Healthcare expenses increased due to increased claims activity. Non-compensation expense decreased primarily due to decreases in syndicated programming expense and national sales commission expense related to the reduction in political advertising revenue. As of December 31, 2011 and 2010, we employed 2,082 and 2,147 employees, respectively, in our broadcast operations. Since December 31, 2007 we have decreased the number of employees in our broadcast operations by 14.1%, or 343 positions.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.2 million, or 7%, to $3.6 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 due primarily to an increase in payroll expense of $0.2 million. We recorded non-cash stock-based compensation expense during the fourth quarter of 2011 and the fourth quarter of 2010 of $34,000 and $58,000, respectively. Non-cash stock-based compensation expense decreased primarily due to our outstanding stock options becoming fully vested in 2010. We amortize the expense of our stock options over their vesting period.

Comments on Results of Operations for the Year Ended December 31, 2011:

Revenue.

Total revenue decreased $38.9 million, or 11%, to $307.1 million for the year ended December 31, 2011 compared to the year ended December 31, 2010 due primarily to decreased political and national advertising revenue and consulting revenue, partially offset by increased local and internet advertising revenue and retransmission consent revenue. Political advertising revenue reflected decreased advertising from political candidates and special interest groups during the “off year” of the two-year political advertising cycle. However, the $13.5 million of political advertising revenue we earned in the year ended December 31, 2011 set a new “off year” record. The previous record of $10.0 million dates to the year ended December 31, 2009. Local and internet advertising revenue increased due to increased spending by advertisers in an improving

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2011	Page 2 of 10

economic environment. Our national advertising revenue also benefited from an improving economy, but national advertising revenue decreased primarily due to the change in the broadcast network carrying the Super Bowl in 2011 to FOX from CBS and the lack of Olympic Games coverage in 2011. These events did not have as large a negative effect upon our local and internet advertising revenue as they did on our national advertising revenue and, as a result, we were able to grow our local and internet advertising revenue. Net advertising revenue associated with the broadcast of the 2011 Super Bowl on our one primary FOX-affiliated channel and four secondary FOX-affiliated channels approximated $0.2 million, which was a decrease from our approximately $0.9 million earned in 2010 on our seventeen CBS-affiliated channels. In addition, results in the year ended December 31, 2010 benefited from approximately $2.8 million of net revenue earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated channels. There was no corresponding broadcast of Olympic Games during the year ended December 31, 2011. Our national advertising revenue also decreased in 2011, in part, due to natural disasters affecting the operations of Japanese auto manufacturers. Retransmission consent revenue increased due to an increase in subscribers and improved terms in our retransmission contracts for the year ended December 31, 2011 compared to the year ended December 31, 2010. We continued to earn base consulting revenue from our agreement with Young; however, we did not record any incentive consulting revenue during the year ended December 31, 2011.

The principal types of our revenue, and period over period changes therein, were as follows:

Local advertising revenue increased $3.9 million, or 2%, to $187.0 million.

National advertising revenue decreased $1.3 million, or 2%, to $56.3 million.

Internet advertising revenue increased $6.7 million, or 50%, to $20.1 million.

Political advertising revenue decreased $44.1 million, or 77%, to $13.5 million; however, 2011 was a new “off year” record.

Retransmission consent revenue increased $1.5 million, or 8%, to $20.2 million.

Production and other revenue decreased $0.4 million, or 5%, to $7.1 million.

Consulting revenue from our agreement with Young decreased $5.3 million, or 71%, to $2.2 million.

Our five largest local and national advertising categories on a combined local and national basis by customer type for the year ended December 31, 2011 demonstrated the following changes during the period compared to the year ended December 31, 2010: automotive increased 6%; restaurant increased 1%; medical increased 12%; communications increased 3%; and furniture and appliances increased 7%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $2.2 million, or 1%, to $194.2 million. This decrease was primarily due to a decrease in non-compensation expense of $3.1 million, partially offset by an increase in compensation expense of $0.9 million. Non-compensation expense decreased primarily due to decreases in syndicated programming expense and national sales commission expense related to the reduction in political and national advertising revenue. Compensation expense increased primarily due to an increase in healthcare expense of $1.1 million due to increased claims activity.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.6 million, or 5%, to $14.2 million. The increase was due primarily to an increase in non-compensation expense of $1.3 million, partially offset by a decrease in compensation expense of $0.7 million. Compensation expense decreased primarily due to a decrease in bonus compensation expense. The decrease in bonus compensation expense was due primarily to $1.05 million in bonus compensation for certain executive officers in the year ended December 31, 2010. We recorded non-cash stock-based compensation expense during the years ended December 31, 2011 and 2010 of $136,000 and $332,000, respectively. Non-cash stock-based compensation expense decreased primarily due to our outstanding stock options becoming fully vested in 2010. We amortize the expense of our stock options over their vesting period.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2011	Page 3 of 10

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Three Months Ended December 31,

	2011	2010

Revenue (less agency commissions)	$84,670	$114,595
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	49,409	52,898
Corporate and administrative	3,644	3,417
Depreciation	6,017	7,229
Amortization of intangible assets	28	117
Gain on disposals of assets, net	(1,020)	(1,300)

Operating expenses	58,078	62,361

Operating income	26,592	52,234
Other income (expense):
Miscellaneous income, net	-	1
Interest expense	(15,269)	(16,332)

Income before income tax	11,323	35,903
Income tax expense	3,748	14,039

Net income	7,575	21,864
Preferred stock dividends (includes accretion of issuance cost of $384 and $118, respectively)	1,706	1,789

Net income available to common stockholders	$5,869	$20,075

Basic per share information:
Net income available to common stockholders	$0.10	$0.35

Weighted-average shares outstanding	57,121	57,075

Diluted per share information:
Net income available to common stockholders	$0.10	$0.35

Weighted-average shares outstanding	57,125	57,078

Political advertising revenue (less agency commissions)	$4,551	$33,139

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2011	Page 4 of 10

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Year Ended December 31,

	2011	2010

Revenue (less agency commissions)	$307,131	$346,058
Operating expenses before depreciation, amortization and gain on disposals of assets, net:
Broadcast	194,196	196,353
Corporate and administrative	14,173	13,545
Depreciation	26,183	30,630
Amortization of intangible assets	125	479
Gain on disposals of assets, net	(2,894)	(1,909)

Operating expenses	231,783	239,098

Operating income	75,348	106,960
Other income (expense):
Miscellaneous income, net	3	44
Interest expense	(61,777)	(70,045)
Loss on early extinguishment of debt	-	(349)

Income before income taxes	13,574	36,610
Income tax expense	4,539	13,447

Net income	9,035	23,163
Preferred stock dividends (includes accretion of issuance cost of $1,045 and $4,489, respectively)	7,240	14,582

Net income available to common stockholders	$1,795	$8,581

Basic per share information:
Net income available to common stockholders	$0.03	$0.16

Weighted-average shares outstanding	57,117	54,322

Diluted per share information:
Net income available to common stockholders	$0.03	$0.16

Weighted-average shares outstanding	57,118	54,324

Political advertising revenue (less agency commissions)	$13,491	$57,552

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2011	Page 5 of 10

Other Financial Data:

	December 31, 2011	December 31, 2010
	(in thousands)

Cash	$5,190	$5,431
Long-term debt, including current portion	$832,233	$826,704
Preferred stock (1)	$24,841	$37,181
Borrowing availability under our senior credit facility	$31,000	$40,000

	Years Ended December 31,
	2011	2010
	(in thousands)

Net cash provided by operating activities	$38,173	$38,126
Net cash used in investing activities	(21,869)	(19,506)
Net cash used in financing activities	(16,545)	(29,189)

Net decrease in cash	$(241)	$(10,569)

(1)	As of December 31, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.1 million and $13.7 million, respectively. As of December 31, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.1 million and $14.1 million, respectively.

Internet Initiatives:

We continue to expand our internet initiatives in each of our markets. We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites. Our website page view data for the three-month period and year ended December 31, 2011 compared to the three-month period and year ended December 31, 2010 is as follows:

Gray Websites - Aggregate Page Views

	Three Months Ended December 31,
	2011	2010	% Change
	(in millions, except percentages)

Advertising impressions generated	880.5	735.1	20%
Total page views (including mobile page views)	288.2	223.7	29%

	Year Ended December 31,
	2011	2010	% Change
	(in millions, except percentages)

Advertising impressions generated	3,326.2	2,639.9	26%
Total page views (including mobile page views)	1,105.9	847.2	31%

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2011	Page 6 of 10

Guidance for the First Quarter of 2012:

We anticipate that our revenue and certain operating expenses for the three-month period ending March 31, 2012 (the “first quarter of 2012”) will approximate the ranges presented in the table below.

Selected operating data:	2012 Guidance Low Range	% Change From Actual 2011	2012 Guidance High Range	% Change From Actual 2011	Actual 2011
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$76,750	10%	$77,750	11%	$69,742

OPERATING EXPENSES
(before depreciation, amortization and gain on disposal of assets):
Broadcast	$50,500	5%	$51,000	6%	$48,179
Corporate and administrative	$3,400	12%	$3,500	15%	$3,038

OTHER SELECTED DATA:
Political advertising revenues (less agency commissions)	$3,500	153%	$3,700	168%	$1,381

Comments on Guidance:

Revenue.

Based on our current forecasts, we believe that our combined first quarter of 2012 local, national and internet revenue, excluding political revenue, will increase from the three-month period ended March 31, 2011 (the “first quarter of 2011”) by approximately 4%. The anticipated changes by revenue type are as follows:

•	We anticipate our first quarter of 2012 internet revenue will increase from the first quarter of 2011 by approximately 25% to 30%.

•	We believe our first quarter of 2012 local revenue, excluding political revenue, will increase from the first quarter of 2011 by approximately 3% to 4%.

•

We believe our first quarter of 2012 national revenue, excluding political revenue, will be generally consistent with our national revenue, excluding political revenue, earned in first quarter of 2011.

We anticipate that our retransmission consent revenue during the first quarter of 2012 will be approximately $8.4 million.

We estimate our base consulting revenue will remain at $0.6 million for the first quarter of 2012. We have not included any incentive consulting revenue in our estimate of revenue for the first quarter of 2012.

Operating expenses (before depreciation, amortization and gain/loss on disposal of assets).

The anticipated increase in broadcast operating expense for the first quarter 2012 compared to the first quarter of 2011 is expected to be due primarily to increased employee pension and healthcare expense. Our estimate of broadcast operating expense for the first quarter of 2012 does not include any estimate for possible increased expenses payable to NBC upon the anticipated renewal of nine of our affiliation agreements in March 2012; at present we are unable to reasonably estimate any such amount.

The anticipated increase in corporate operating expense for the first quarter 2012 compared to the first quarter of 2011 is expected to be due primarily to increased routine payroll and related benefit expense and increased audience research expense.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2011	Page 7 of 10

Net Revenue By Type:

The table below presents our net revenue by type for the three-month periods and years ended December 31, 2011 and 2010, respectively (dollars in thousands):

	Three Months Ended December 31,
	2011		2010
	Amount	Percent of Total	Amount	Percent of Total
Broadcasting net revenues:
Local	$50,768	60.0%	$49,502	43.2%
National	16,146	19.1%	15,613	13.6%
Internet	5,756	6.8%	3,876	3.4%
Political	4,551	5.4%	33,139	28.9%
Retransmission consent	4,963	5.9%	4,807	4.2%
Production and other	1,762	2.1%	1,638	1.4%
Network compensation	174	0.2%	173	0.2%
Consulting	550	0.5%	5,847	5.1%

Total	$84,670	100.0%	$114,595	100.0%

	Year Ended December 31,
	2011		2010
	Amount	Percent of Total	Amount	Percent of Total
Broadcasting net revenues:
Local	$187,029	60.9%	$183,177	52.9%
National	56,335	18.3%	57,649	16.7%
Internet	20,081	6.5%	13,401	3.9%
Political	13,491	4.4%	57,552	16.6%
Retransmission consent	20,227	6.6%	18,774	5.4%
Production and other	7,070	2.3%	7,446	2.2%
Network compensation	698	0.2%	562	0.2%
Consulting	2,200	0.8%	7,497	2.1%

Total	$307,131	100.0%	$346,058	100.0%

Our aggregate internet revenue is derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”

Conference Call Information

We will host a conference call to discuss our fourth quarter 2011 operating results on February 24, 2012. The call will begin at 10:00 AM Eastern Time. The live dial-in number is 1 (888) 437-9481 and the confirmation code is 9466368. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 9466368 until March 23, 2012.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2011	Page 8 of 10

Reconciliations:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	Three Months Ended December 31,
	2011	2010	% Change
Net income	$7,575	$21,864
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	6,017	7,229
Amortization of intangible assets	28	117
Amortization of non-cash stock based compensation	34	58
Gain on disposals of assets, net	(1,020)	(1,300)
Miscellaneous income, net	—	(1)
Interest expense	15,269	16,332
Income tax expense	3,748	14,039
Amortization of program broadcast rights	2,796	3,972
Common stock contributed to 401(k) plan excluding corporate 401(k) plan contributions	7	7
Network compensation revenue recognized	(174)	(173)
Network compensation per network affiliation agreement	(60)	(60)
Payments for program broadcast rights	(3,463)	(3,883)

Broadcast Cash Flow Less Cash Corporate Expenses	30,757	58,201	(47)%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,610	3,359

Broadcast Cash Flow	$34,367	$61,560	(44)%

	Year Ended December 31,
	2011	2010	% Change
Net income	$9,035	$23,163
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation	26,183	30,630
Amortization of intangible assets	125	479
Amortization of non-cash stock based compensation	136	332
Gain on disposals of assets, net	(2,894)	(1,909)
Miscellaneous income, net	(3)	(44)
Interest expense	61,777	70,045
Loss on early extinguishment of debt	—	349
Income tax expense	4,539	13,447
Amortization of program broadcast rights	13,484	15,410
Common stock contributed to 401(k) plan excluding corporate 401(k) plan contributions	29	30
Network compensation revenue recognized	(698)	(562)
Network compensation per network affiliation agreement	(240)	(196)
Payments for program broadcast rights	(15,915)	(15,473)

Broadcast Cash Flow Less Cash Corporate Expenses	95,558	135,701	(30)%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	14,037	13,213

Broadcast Cash Flow	$109,595	$148,914	(26)%

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2011	Page 9 of 10

Non-GAAP Terms

This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), loss on disposal of assets, and expense of common stock contributed to our 401(k) plan, less gain on disposal of assets, payments for program broadcast obligations and network compensation revenue and network payments. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. We broadcast a primary channel from each of our stations and also operate at least one secondary channel from the majority of our stations. Each of our primary channels are affiliated with either CBS (17 channels), NBC (10 channels), ABC (8 channels) or FOX (1 channel). In addition, we currently operate 40 secondary channels that are affiliated with either ABC (1 channel), FOX (4 channels), CW (8 channels), MyNetworkTV (18 channels), Untamed Sports Network (1 channel) and The Country Network (1 channel) or are operated as local news/weather channels (7 channels).

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter of 2012 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of February 24, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
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